Exhibit 99.2

JARDEN CORPORATION
Reconciliation of Non-GAAP Financial Measures
For the quarters ended March 31, 2015 and 2014
in millions

Segment earnings:

	Quarters ended
	March 31, 2015	March 31, 2014
Net income (loss)	$(55.5)	$3.7
Income tax provision (benefit)	(28.2)	5.5
Interest expense, net	52.9	54.0
Depreciation and amortization	47.5	45.6

Earnings before interest, taxes, depreciation and amortization (EBITDA)	16.7	108.8

Other adjustments:
Restructuring costs, net	2.6	0.3
Acquisition-related and other costs, net	19.1	13.2
Venezuela related charges (a)	60.6	4.0

Segment earnings (As Adjusted EBITDA)	$99.0	$126.3

(a)	Venezuela non-cash impairment, balance sheet remeasurement and deconsolidation charges in 2015, and foreign exchange losses on Venezuela cash conversion in 2014.

Organic net sales:

Organic net sales growth is a non-GAAP measure of net sales growth excluding the impacts of foreign exchange, certain acquisitions and exited businesses from year-over-year comparisons. The Company believes this measure provides investors with a more complete understanding of the underlying sales trends by providing net sales on a consistent basis. Organic net sales growth is also one of the measures used by management to analyze operating performance. The following tables provide reconciliation of organic net sales growth to the comparable GAAP measure of net sales growth for the quarter ended March 31, 2015:

	Quarter ended March 31, 2015
	Branded	Consumer	Outdoor	Process
	Consumables	Solutions	Solutions	Solutions	Eliminations	Consolidated
Net sales growth (decrease)	3.8%	10.2%	(8.7)%	1.8%	7.8%	—
Foreign exchange impacts	5.9%	4.8%	5.7%	0.4%	—	5.3%
(Acquisitions)/exited businesses and other, net	—	(2.8)%	—	—	—	(0.6)%

Organic net sales growth	9.7%	12.2%	(3.0)%	2.2%	7.8%	4.7%

Excluding impact of Cadence	—	(7.8)%	—	—	—	(1.5)%

Organic net sales growth, excluding impact of Cadence	9.7%	4.4%	(3.0)%	2.2%	7.8%	3.2%

Adjusted gross margins:

	Quarters ended
	March 31, 2015	March 31, 2014	Increase/ (Decrease)
Gross margins as reported	28.9%	29.7%	(0.8)%
Acquisition-related and other costs, net	0.9%	0.7%	0.2%

Adjusted gross margins	29.8%	30.4%	(0.6)%

Adjusted selling, general administrative costs as a percent of sales:

	Quarters ended
	March 31, 2015	March 31, 2014	Increase/ (Decrease)
Reported selling, general and administrative cost as a percent of sales	30.5%	26.0%	4.5%
Acquisition-related and other costs, net	(0.2)%	(0.1)%	(0.1)%
Venezuela related charges	(3.5)%	(0.2)%	(3.3)%
Amortization of acquired intangibles	(0.5)%	(0.3)%	(0.2)%

Adjusted selling, general and administrative cost as a percent of sales	26.3%	25.4%	0.9%

2015 Adjusted diluted earnings per share:

Adjusted diluted earnings per share is calculated based on GAAP earnings per diluted share but excluding the impact of certain restructuring, non-operational and non-cash charges and credits. At this time, management is not able to estimate the aggregate impact, if any, of these items in 2015 and therefore is not able to provide a corresponding GAAP equivalent for its adjusted earnings per diluted share guidance.